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                                  Exhibit 99.1
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Monday,  March 5, 2001, 5:00 pm Eastern Time

                   B2BSTORES.COM, INC. ADJOURNS ITS SPECIAL
                             STOCKHOLDER'S MEETING

Miami, FL.--(BUSINESS WIRE) -- March 5, 2001 -- b2bstores.com, Inc. (Nasdaq:BTBC), today announced that the special stockholder's meeting held on
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March 5, 2001 was called to order, then immediately adjourned until March 14,
2001 at 10:00 a.m., EST at 4400 Biscayne Blvd., Miami, Florida. The special meeting had been called for the purpose of considering and voting upon proposals to (a) merge IVAX Diagnostics, Inc., a leading developer, manufacturer and marketer of diagnostic products and a wholly-owned subsidiary of IVAX Corporation (AMEX:IVX), with and into b2bstores.com and (b) amend the
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certificate of incorporation of b2bstores.com to (i) increase its authorized common stock from 25.0 million shares to 50.0 million shares and (ii) change its name to "IVAX Diagnostics, Inc."

The special meeting was ajourned following the announcement by b2bstores.com that, on Friday, March 2, 2001, after the close of business, it received notice that ZERO.NET, Inc., a stockholder of b2bstores.com, filed a lawsuit against b2bstores.com and certain of its directors in the District Court of the Western District of Texas. The lawsuit alleges that b2bstores violated certain aspects of Section 14(a) of the Securities Exchange Act of 1934 and that certain directors breached their fiduciary duties in connection with the proposed merger. The directors and officers of b2bstore.com deny the allegations and intend to vigorously defend such claims.

Randall K. Davis, a Director of b2bstores.com, stated, "Although we believe that this lawsuit is without merit, we decided that it would be better not to complete the merger until we had more opportunity to assess and respond to it. While ZERO.NET, the plaintiff in the lawsuit, voted against the merger, the majority of stockholders of b2bstores.com have submitted proxy votes in favor of the merger. We continue to believe that a merger with IVAX Diagnostics is the best way to build stockholder value by providing the opportunity for our stockholders to participate in the future growth of the healthcare diagnostics marketplace."

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of b2bstores.com (the "Company"), including the risks that the stockholders of the Company may not approve the merger with IVAX Diagnostics, Inc.; that the merger may not be completed; that the Company's stockholder value will not be enhanced following the merger; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors set
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forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in the Company's Quarterly Reports on Form 10-QSB and other filings with the Securities and Exchange Commission.